Exhibit 99.1 9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	FOR IMMEDIATE RELEASE August 2, 2010

CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three months and fiscal year ended June 30, 2010, the fourth fiscal quarter of the company’s fiscal year ending June 30, 2010.

Revenue for the quarter increased 18.9% to $139.0 million in the 2010 quarter from $116.9 million in the 2009 quarter. Freight revenue, which excludes fuel surcharges, increased 12.0% to $116.7 million in the 2010 quarter from $104.2 million in the 2009 quarter. Net income increased to $2.7 million in the 2010 quarter from $0.2 million for the same quarter last year. Earnings per diluted share increased to $0.12 in the 2010 quarter from $0.01 for the same quarter last year.

For the fiscal year ended June 30, 2010, revenue increased 6.8% to $523.5 million in 2010 from $490.3 million for the same period last year. Freight revenue increased 9.4% to $446.4 million in 2010 from $408.2 million for the same period last year. Net income increased 80.8% to $4.7 million in 2010 from $2.6 million for the same period last year. Earnings per diluted share increased to $0.21 from $0.12 the same period last year.

Chairman and CEO Steve Russell commented on the quarter's results.   "The improving freight environment is reflected in our earnings improvement.  Earnings improved to 12 cents per share, compared to 1 cent in the June 2009 quarter, which is a result of a more stable demand environment, coupled with a decreasing amount of truckload capacity in the marketplace.   Other than an unusual increase in insurance and claims costs, which resulted in about a five cents per share reduction in earnings compared with June 2009 quarter, all key operating and expense categories remain positive and continue to improve.  Utilization, or miles per truck, improved by eight percent and rates, which had been trending down over the past several years, improved by about three cents per mile, or two percent from the June 2009 quarter.  Improved miles per gallon, and the impact of various cost reductions also contributed to the earnings per share improvement.

"The freight environment has improved consistently over the past four months, as operating capacity has declined in the industry, and the average age of over-the-road trucks has continued to increase.  Our average tractor is about 1.5 years old, meaningfully younger than the typical over the road tractor.  Further, we have broadened our customer base and have also benefitted from the increase in trade with Mexico, as Mexico has become more competitive with Asian manufacturers.

"Compared with the March 2010 quarter, in which we earned 2 cents per share, increased loaded miles and an improvement in rate per loaded mile more than offset higher insurance and claims expense for the increase in earnings to 12 cents per share.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At June 30, 2010, we had $152.2 million of stockholders' equity, $18.8 million in cash and $35.6 million of total balance sheet borrowing with no outstanding bank borrowings.”

Conference Call Information

An investor conference call is scheduled for Monday, August 2, at 11:00 a.m. EDT. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 866-783-2146 (international calls 857-350-1605) pin number 56804932 a few minutes prior to the start time. A replay will be available through August 9 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 96552369.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2010 and 2009
(Dollars in thousands)
(Unaudited)

ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$18,844	$863
Trade receivables, net of allowance for doubtful accounts of $1,379 and $1,059 in 2010 and 2009, respectively	63,468	55,291
Prepaid expenses and other current assets	12,310	10,044
Tires in service	5,010	4,336
Equipment held for resale	---	8,012
Income tax receivable	---	232
Deferred income taxes	3,593	2,780
Total current assets	103,225	81,558
Property and equipment	226,169	237,167
Less accumulated depreciation and amortization	74,852	70,025
Net property and equipment	151,317	167,142
Tires in service	1,843	1,581
Goodwill	19,137	19,137
Other assets	1,578	1,581
Total assets	$277,100	$270,999

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,733	$5,461
Accrued salaries and benefits	11,472	10,084
Accrued insurance and claims	10,967	8,508
Accrued fuel expense	11,263	8,592
Other accrued expenses	12,209	11,572
Income tax payable	2,950	---
Current maturities of long-term debt	336	1,109
Current maturities of capital lease obligations	15,350	6,693
Total current liabilities	72,280	52,019
Long-term debt, net of current maturities	44	5,870
Capital lease obligations, net of current maturities	19,861	35,311
Deferred income taxes	32,742	34,132
Stockholders’ equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued and outstanding 23,871,663 and 23,840,677 shares at June 30, 2010 and 2009, respectively	788	787
Treasury stock at cost; 1,604,642 and 1,744,245 shares at June 30, 2010 and 2009, respectively	(11,064)	(12,025)
Additional paid-in capital	98,640	97,030
Retained earnings	67,635	63,437
Accumulated other comprehensive loss	(3,826)	(5,562)
Total stockholders’ equity	152,173	143,667
Total liabilities and stockholders’ equity	$277,100	$270,999

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended June 30,		For the fiscal year ended June 30,
	2010	2009	2010	2009
Revenue:
Freight revenue	$116,694	$104,177	$446,383	$408,156
Fuel surcharges	22,292	12,770	77,109	82,182
	138,986	116,947	523,492	490,338

Operating expenses:
Salaries, wages, and employee benefits	39,085	39,410	156,025	155,554
Fuel	33,362	25,829	125,174	125,922
Operations and maintenance	9,309	8,539	36,327	35,483
Insurance and claims	5,773	3,455	17,053	13,828
Depreciation and amortization	6,664	8,419	29,689	35,221
Revenue equipment rentals	8,553	8,324	35,722	29,138
Purchased transportation	23,806	14,800	82,609	55,789
Costs of products and services sold	1,393	1,198	5,947	5,818
Communications and utilities	1,127	1,195	4,828	4,929
Operating taxes and licenses	2,506	2,552	9,788	9,700
General and other operating	1,774	1,772	6,989	8,066
Total operating expenses	133,352	115,493	510,151	479,448

Operating income	5,634	1,454	13,341	10,890

Other (income) expense:
Interest income	(17)	(9)	(73)	(35)
Interest expense	529	688	2,416	3,589
Other (income) expense, net	(15)	(274)	67	(227)
Income before income taxes	5,137	1,049	10,931	7,563
Provision for income taxes	2,410	882	6,251	5,007
Net income	$2,727	$167	$4,680	$2,556

Earnings per common share:
Diluted earnings per share	$0.12	$0.01	$0.21	$0.12
Basic earnings per share	$0.12	$0.01	$0.21	$0.12
Average shares outstanding:
Diluted	22,538	22,171	22,362	22,134
Basic	21,922	21,788	21,888	21,727

Key Operating Statistics

	For the three months ended	For the three months ended
	June 30, 2010	June 30, 2009
Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded mile (*)	$1.436	$1.407
Average revenue per total mile (*)	$1.294	$1.266
Average revenue per tractor per week (*)	$2,594	$2,344
Average miles per tractor per week	2,005	1,852
Average tractors (**)	2,872	2,878
Tractors at end of period (***)	3,194	3,168
Trailers at end of period (***)	9,852	10,015
Operating Ratio (*)	95.2%	98.6%

*     Excluding fuel surcharges.
**   Excludes tractors operated by our Mexican subsidiary, Jaguar.
*** Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

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